Exhibit (d)(v)

FORM OF INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), made this ___ day of _______, 2017, between ENTREPRENEURSHARES SERIES TRUST, a Delaware Statutory Trust (the “Trust”), and CAPITAL IMPACT ADVISORS, LLC, a Delaware Limited Liability Company (the “Advisor”).

W I T N E S S E T H :

WHEREAS, the Trust is currently registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company consisting of four series, the Entrepreneur 30 Fund (the “Fund”), Entrepreneur US Large Cap Fund, the Entrepreneur US All Cap Fund, and the EntrepreneurShares Global Fund; and

WHEREAS, the Trust desires to retain the Advisor, which is an investment Advisor registered under the Act, as the investment advisor for the Fund.

NOW, THEREFORE, the Trust and the Advisor do mutually promise and agree as follows:

1.      Employment. The Trust hereby employs the Advisor to manage the investment and reinvestment of the assets of the Fund and to administer its business and administrative operations, subject to the direction of the Board of Trustees of the Trust (the “Board of Trustees”) and the officers of the Trust, for the period and on the terms set forth in this Agreement. The Advisor hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2.      Authority of the Advisor. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. However, one or more shareholders, officers, directors or employees of the Advisor may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as amended, restated or supplemented, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the affairs of the Fund.

3.       Obligations of and Services to be Provided by the Advisor. The Advisor undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.       Management and Administrative Services.

1.      The Advisor shall furnish to the Trust adequate office space, which may be space within the offices of the Advisor or in such other place as may be agreed upon from time to time, and all office furnishings, facilities and equipment as may be reasonably required for performing services relating to advisory, research, asset allocation, portfolio manager selection and evaluation activities and otherwise managing and administering the business and operations of the Fund.

2.      The Advisor shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 3(A)(1) and shall bear the expense of providing such services, except as provided in Section 4 of this Agreement. The Advisor shall also compensate all officers and employees of the Trust who are officers or employees of the Advisor, its affiliated companies or sub-advisors.

B.      Investment Management Services.

1.      The Advisor shall, subject to and in accordance with the investment objective and policies of the Fund and any directions which the Board of Trustees may issue to the Advisor, have overall responsibility for the general management and investment of the assets and securities portfolios of the Fund through sub-advisors.

2.      The Advisor shall develop overall investment programs and strategies for the Fund, or segments thereof, shall revise such programs as necessary, and shall monitor and report periodically to the Board of Trustees concerning the implementation of the programs. The Advisor shall research and evaluate Portfolio Managers and shall advise the Board of Trustees of the Trust of the Portfolio Managers which the Advisor believes are best-suited to invest the assets of the Fund; shall monitor and evaluate the investment performance of each Portfolio Manager; shall determine the portion of the Fund’s assets to be managed by each Portfolio Manager; shall recommend changes or additions of Portfolio Managers when appropriate; and shall coordinate the investment activities of the Portfolio Managers.

3.      The Advisor shall be solely responsible for paying the fees of each Portfolio Manager.

4.      The Advisor shall render to the Board of Trustees such periodic reports concerning the business and investments of the Fund as the Board of Trustees shall reasonably request.

C.      Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Advisor will make available and provide financial, accounting and statistical information required by the Fund for the preparation of registration statements, reports and other documents required by federal and state securities and tax laws, and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

D.      Provision of Personnel.

The Advisor shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

4.      Expenses. The Advisor shall not be required to pay any expenses of the Fund except as provided herein; provided, however, that if the aggregate annual operating expenses, including the Advisor’s fee and the fees paid to the Fund’s administrator but excluding all federal, state and local taxes, interest, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, brokerage commissions and other costs incurred in connection with the purchase or sale of portfolio securities and extraordinary items, in any year exceed that percentage of the average net assets of the Fund for such year, as determined by valuations made as of the close of each business day of the year, which is the most restrictive percentage provided by the state laws of the various states in which the Fund’s shares are qualified for sale or, if the states in which the Fund’s shares are qualified for sale impose no such restrictions, ___%, then the Advisor’s fee shall be reduced as hereinafter provided. The expenses of the Fund’s operations borne by the Fund include by way of illustration and not limitation, Trustees fees paid to those Trustees who are not officers of the Company, the costs of preparing and printing registration statements required under the Securities Act of 1933, as amended, and the Act, the expense of registering its shares with the Securities and Exchange Commission and in the various states, payments made pursuant to the Fund’s Service and Distribution Plan, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund’s assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts. The Trust shall monitor the expense ratio of the Fund on a monthly basis. If the accrued amount of the expenses of the Fund exceeds the expense limitation established herein, the Trust shall create an account receivable from the Advisor in the amount of such excess. In such a situation the monthly payment of the Advisor’s fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Trust’s fiscal year if accrued expenses thereafter fall below the expense limitation.

5.       Compensation of the Advisor. For the services and facilities to be rendered and the charges and expenses to be assumed by the Advisor hereunder, the Trust, through and on behalf of the Fund, shall pay to the Advisor an advisory fee, paid monthly, based on the average daily net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The advisory fee shall be 1/12 of ____% of the average daily net assets of the Fund. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net assets on the business days during which it is so in effect.

6.       Ownership of Shares of the Fund. The Advisor shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Fund.

7.       Exclusivity. The services of the Advisor to the Fund hereunder are not to be deemed exclusive and the Advisor shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.

8.       Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

9.       Brokerage Commissions. The Advisor, subject to the control and direction of the Board of Trustees, and any Portfolio Managers, subject to the control and direction of the Board of Trustees and the Advisor, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed. The Advisor or the Portfolio Managers may cause the Fund to pay a broker dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Advisor or the Portfolio Managers a commission for effecting a securities transaction in excess of the amount another broker dealer would have charged for effecting such transaction, if the Advisor or the Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Advisor shall provide such reports as the Board of Trustees may reasonably request with respect to each Fund’s total brokerage and the manner in which that brokerage was allocated.

10.       Code of Ethics. The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Trust, the Advisor shall permit the Trust to examine the reports required to be made by the Advisor pursuant to Rule 17j-1(c)(1).

11.       Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Trustees in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

12.       Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor at any time upon the giving of sixty (60) days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, the Agreement shall remain in effect for an initial period of two years ending _________ ___, 2019, and thereafter shall remain in effect indefinitely, but only so long as the continuance after such initial period is specifically approved annually by (i) the Board of Trustees or by the vote of the majority of the outstanding voting securities of the Trust, as defined in the Act, and (ii) the Board of Trustees in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

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[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

CAPITAL IMPACT ADVISORS, LLC

By:_________________________________
      Joel Shulman, Managing Director

ENTREPRENEURSHARES SERIES TRUST

By:_________________________________
      Joel Shulman, President